Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-8, for the Naugatuck Valley Savings and Loan 401(k) Profit Sharing Plan and Trust, filed with the Securities and Exchange Commission of our report dated March 9, 2011 on the consolidated statements of financial condition of Naugatuck Valley Financial Corporation and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2010, 2009 and 2008.

/s/ Whittlesey & Hadley, P.C.

Hartford, Connecticut

July 12, 2011